Exhibit 99.1

EMSC News- For Immediate Release

Contact:	Deborah Hileman
Vice President, Corporate Communications & Investor Relations
303-495-1210
Deborah.hileman@emsc.net

EMERGENCY MEDICAL SERVICES ANNOUNCES $0.66 DILUTED EPS
FOR THE THIRD QUARTER AND INCREASES 2008 GUIDANCE

Highlights:

•                  Net revenue was $679.3 million, an increase of 28.2% compared to the third quarter of 2007, 11.1% excluding the change in FEMA deployment revenue;

•                  Diluted EPS was $0.66, an increase of 95.7% compared to the third quarter of 2007;

•                  Free Cash Flow was $65.5 million in the quarter compared to $24.9 million for the same quarter last year;  DSO decreased by 4 days (decreased 7 days including the impact of the FEMA deployment);

•                  Completed the largest EMS deployment in U.S. history for Hurricanes Gustav and Ike under AMR’s national FEMA contract; and

•                  Increases 2008 diluted EPS guidance to an expected range of $1.90 - $2.00 from $1.70 - $1.75, and Adjusted EBITDA guidance to an expected range of $240 million to $245 million, from $227 million to $232 million.

Greenwood Village, Colorado (October 31, 2008) – Emergency Medical Services Corporation (NYSE: EMS) (EMSC or the Company) today announces results for the third quarter ended September 30, 2008.

William A. Sanger, Chairman and Chief Executive Officer, said, “EMSC had an excellent quarter, as evidenced by strong organic revenue growth, earnings growth and improved cash flow. While maintaining contractual commitments in the communities we serve, we responded to the largest EMS deployment in our nation’s history.  We continue to expand our service offerings, and are encouraged by the early successes in our new anesthesiology services division and our recent acquisition in the teleradiology business.”

Results of Operations for the Third Quarter 2008

For the quarter ended September 30, 2008, EMSC generated net revenue of $679.3 million, an increase of 28.2% (11.1% excluding the change in FEMA deployment revenue) compared to the same quarter last year. FEMA deployment revenue was $101.1 million in the quarter, which included $11.0 million in expense pass-throughs, compared to $10.5 million in the same quarter

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last year. Adjusted EBITDA was $73.5 million, an increase of 38.6% compared to the same quarter last year.  A reconciliation of non-GAAP to GAAP financial measures is included in this news release.

EMSC generated net income of $28.6 million, or $0.66 per diluted share, for the third quarter of 2008, compared to net income of $14.7 million, or $0.34 per diluted share, in the third quarter of last year, an increase of 95.7%.  The increase in earnings is attributable primarily to the FEMA deployment, the net impact of higher rates and volumes on existing contracts, increased volume from net new contracts and acquisitions, partially offset by higher provider compensation, insurance expense and fuel costs.

Free cash flow was $65.5 million in the third quarter 2008 compared to $24.9 million in the same quarter last year.  Cash provided by operating activities was $75.0 million in the third quarter 2008, compared to $37.7 million for the same quarter last year.  Accounts payable and accrued liabilities increased $52.3 million in the third quarter 2008 primarily from FEMA deployment related accruals, compared to a $5.2 million increase last year.  Accounts receivable increased $40.7 million during the third quarter 2008 due to outstanding FEMA deployment receivables and overall revenue growth, offset by an improvement in cash collections, compared to $7.1 million last year.  EMSC’s Days Sales Outstanding (DSO) decreased 4 days (decreased 7 days including the impact of the FEMA deployment) in the third quarter of 2008.

Net cash used in investing activities was $17.9 million for the quarter ended September 30, 2008, compared to $87.9 million for the same period in 2007.  Acquisition related funding was $8.4 million in the third quarter 2008 compared to $75.2 million in the same period last year. The remaining change is due to a $5.4 million reduction in net insurance collateral requirements offset by an increase in net capital spending of $2.6 million.

For the quarter ended September 30, 2008, net cash provided by financing activities was $5.5 million compared to $43.1 million for the same quarter last year.  Net debt repayments were $1.3 million for the three months ended September 30, 2008 compared to net borrowings of $37.9 million in the prior year for acquisitions.

Results of Operations for the Nine Months Ended September 30, 2008

EMSC’s net revenue was $1.82 billion for the nine months ended September 30, 2008, an increase of 15.7% (9.9% excluding the change in FEMA deployment revenue) compared to the same period last year.  Adjusted EBITDA was $183.4 million, an increase of 14.9% compared to the same period last year.  The nine month period last year included incremental revenue adjustments of approximately $13 million, with a positive Adjusted EBITDA impact of approximately $10 million.

EMSC’s net income for the nine months ended September 30, 2008 was $64.0 million, or $1.49 per diluted share, compared to net income of $46.4 million or $1.08 per diluted share, an increase of 38.2% over the same period last year.  The increase in earnings is attributable primarily to organic rate and volume growth, acquisitions, and FEMA deployment, partially offset by higher provider compensation, insurance expense and fuel costs.

Free cash flow was $128.4 million for the nine months ended September 30, 2008, an increase of

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$106.9 million over the nine months ended last year.  Cash provided by operating activities for the nine months ended September 30, 2008 was $130.4 million compared to $56.9 million for the same period in 2007. Accounts payable and accrued liabilities increased $42.0 million in 2008 primarily from FEMA deployment related accruals, compared to a $5.3 million increase in 2007.  Accounts receivable increased $54.5 million during 2008, primarily due to outstanding FEMA deployment receivables and overall revenue growth, offset by an improvement in cash collections.  Accounts receivable increased $71.0 million in 2007, driven primarily by collection delays at both segments.  EMSC’s DSO improved 7 days (improved 10 days including the FEMA impact) in the nine months ended September 30, 2008.

Net cash used in investing activities was $30.4 million for the nine months ended September 30, 2008 compared to $111.1 million for the same period in 2007.   Acquisition related funding was $28.3 million in 2008 compared to $75.6 million in the same period in 2007. The remaining change was affected by reduced insurance collateral requirements of $23.3 million and lower capital expenditures of $9.9 million.

For the nine months ended September 30, 2008, net cash provided by financing activities was $6.7 million compared to $37.3 million for the nine months ended September 30, 2007.  Net debt repayments were $4.0 million for the nine months ended September 30, 2008 compared to net borrowings of $34.5 million in the prior year for acquisitions.

Segment Results

EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s outsourced emergency department and hospital-based physician services segment.

American Medical Response (AMR)

For the quarter ended September 30, 2008, AMR generated net revenue of $425.3 million, an increase of 36.8% (7.6% excluding the change in FEMA deployment revenue) compared to the same quarter last year. The 7.6% increase in net revenue was from an improvement in revenue per transport in existing markets offset by lower than anticipated non-emergency transports. Adjusted EBITDA was $47.2 million, an increase of 81.4% compared to the same quarter last year.  The increase in Adjusted EBITDA is attributable primarily to the net impact of higher revenue, including the FEMA deployment, partially offset by higher compensation, insurance expense and fuel costs. Compared to the same quarter last year, insurance expense increased primarily due to a reduction of $3.0 million in favorable prior period insurance adjustments.

For the nine months ended September 30, 2008, AMR’s net revenue was $1.08 billion, an increase of 17.6% (7.7% excluding the change in FEMA deployment revenue) compared to the same period last year.  Adjusted EBITDA was $101.6 million, an increase of 36.7% compared to the same period last year.  Insurance expense for the nine months ended September 30, 2008 was higher than the same period last year primarily due to a reduction of $6.6 million in favorable prior period insurance adjustments.

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EmCare

For the quarter ended September 30, 2008, EmCare generated net revenue of $254.0 million, an increase of 16.1% compared to the same quarter last year.  The increase in revenue is primarily driven by volume increases at existing contracts and 74 net new contracts added since June 30, 2007.  Of the 74 net new contracts added, 45 were from the acquisition of Clinical Partners in August 2008 with related management fee revenue of $1.1 million during the quarter.  Adjusted EBITDA was $26.3 million compared to $27.0 million last year, a decrease of 2.6%.  The reduction in Adjusted EBITDA is primarily attributable to an unfavorable prior period insurance adjustment of $3.9 million in the quarter ended September 30, 2008 compared to a favorable prior period adjustment of $3.1 million in the same period last year.  Prior period insurance development in the third quarter of 2008 was not consistent with EmCare’s historical experience and the Company does not believe this level of adjustment is indicative of an ongoing trend. Compensation increased as a percent of net revenue due to increased provider costs in both new contract starts and existing contracts, offset by lower operating costs.

For the nine months ended September 30, 2008, EmCare’s net revenue was $740.9 million, an increase of 13.0% compared to the same period last year.  Adjusted EBITDA was $81.9 million compared to $85.4 million last year.  The nine month period last year included incremental positive revenue adjustments of approximately $13 million, with an Adjusted EBITDA impact of approximately $10 million.  Insurance expense in the nine months ended September 30, 2008 included an unfavorable prior period adjustment of $1.3 million compared to a favorable prior period adjustment of $9.7 million in the same period last year.

Guidance

EPS guidance is updated to an expected range of $1.90 - $2.00 per diluted share from previously announced guidance of $1.70 - $1.75 per diluted share, and Adjusted EBITDA guidance is updated to an expected range of $240 million to $245 million from previously announced guidance of $227 million to $232 million.

Conference Call

EMSC management will host a conference call and live audio webcast on Friday, October 31, 2008, at 11:00 a.m. EDT, to discuss the Company’s financial results.  A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast.  A link to the live broadcast and online replay is available on the Investor Relations section of the Company’s website at www.emsc.net.

About Emergency Medical Services Corporation

Emergency Medical Services Corporation (EMSC) is a leading provider of emergency medical services in the United States. EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings Inc. (EmCare), the Company’s outsourced emergency department and hospital-based physician services segment. AMR is the leading provider of ambulance services in the United States. EmCare is the nation’s leading provider of outsourced emergency department and hospital-based physician services. In 2007, EMSC provided services to 10.6 million patients in

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more than 2,000 communities nationwide. EMSC is headquartered in Greenwood Village, Colorado. For additional information visit www.emsc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates and methods; the adequacy of our insurance coverage and insurance reserves; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry, both as it exists now and as it may change in the future;  our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians;  the loss of one or more members of our senior management team; the outcome of government investigations of certain of our business practices; our ability to generate cash flow to service our debt obligations and fund the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; and the loss of existing contracts and the accuracy of our assessment of costs under new contracts.

Non-GAAP Financial Measures Reconciliation

This press release includes presentations of Adjusted EBITDA, which is defined as net income before equity in earnings of unconsolidated subsidiary, income tax expense, interest and other income, realized gain on investments, interest expense, and depreciation and amortization. It also includes presentations of free cash flow, which is defined as cash flow from operations less cash used in non-acquisition related investment activities.  Adjusted EBITDA and free cash flow are commonly used by management and investors as performance measures and liquidity indicators. Adjusted EBITDA and free cash flow are not considered measures of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded therefrom are significant components in understanding and assessing our financial performance. Adjusted EBITDA and free cash flow should not be considered in isolation or as an alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release.  Reconciliation for the forward-looking Adjusted EBITDA projections presented herein is not being provided due to the number of variables in the projected Adjusted EBITDA range. Since Adjusted EBITDA and free cash flow are not measures determined in accordance with GAAP and are susceptible to varying calculations, these measures, as presented, may not be comparable to other similarly titled measures of other companies.

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EMERGENCY MEDICAL SERVICES CORPORATION

Consolidated Statements of Operations and Other Information

Including a Reconciliation of Income from Operations to Adjusted EBITDA (1)

(unaudited; in thousands, except shares, per share data and other information)

	Quarter ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Net revenue	$679,328	$529,752	$1,816,193	$1,569,783
Compensation and benefits	426,755	366,835	1,221,607	1,079,076
Operating expenses	135,087	82,473	302,014	238,731
Insurance expense	25,109	13,465	63,640	51,242
Selling, general and administrative expenses	20,509	15,876	50,621	44,082
Depreciation and amortization expense	16,993	17,809	52,156	52,165
Restructuring charges	—	—	—	2,242
Income from operations	54,875	33,294	126,155	102,245
Interest income from restricted assets	1,623	1,919	5,113	5,294
Interest expense	(11,117)	(12,652)	(31,387)	(35,281)
Realized gain on investments	768	9	3,011	68
Interest and other income	508	602	1,097	1,791
Income before income taxes and equity in earnings of unconsolidated subsidiary	46,657	23,172	103,989	74,117
Income tax expense	(18,138)	(8,672)	(40,170)	(28,146)
Equity in earnings of unconsolidated subsidiary	98	170	152	425
Net income	$28,617	$14,670	$63,971	$46,396

Basic earnings per common share	$0.69	$0.35	$1.54	$1.12
Diluted earnings per common share	$0.66	$0.34	$1.49	$1.08
Weighted average common shares outstanding, basic	41,637,765	41,567,657	41,594,270	41,544,741
Weighted average common shares outstanding, diluted	43,062,364	43,190,779	43,058,904	43,143,997

Other Information
EmCare patient encounters	1,999,161	1,800,340	5,983,821	5,365,668
AMR ambulance transports (2)	732,005	733,756	2,220,845	2,163,784
AMR weighted transports (2)	742,574	746,684	2,254,694	2,203,816

Reconciliation of income from operations to Adjusted EBITDA
Income from operations	$54,875	$33,294	$126,155	$102,245
Depreciation and amortization expense	16,993	17,809	52,156	52,165
Interest income from restricted assets	1,623	1,919	5,113	5,294
Adjusted EBITDA	$73,491	$53,022	$183,424	$159,704

(1) These statements provide a reconciliation of Adjusted EBITDA to income from operations, and a reconciliation of income from operations to net income.

(2) Transports are not reported for FEMA deployment.

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Adjusted EBITDA to Cash Flows provided by Operating Activities

(unaudited; in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Adjusted EBITDA	$73,491	$53,022	$183,424	$159,704
Interest paid	(10,644)	(12,125)	(29,808)	(33,734)
Change in accounts receivable	(40,747)	(7,073)	(54,499)	(71,007)
Change in other operating assets/liabilities	51,307	5,007	29,226	1,289
Equity based compensation	717	493	1,841	1,293
Other	923	(1,658)	242	(599)
Net cash provided by operating activities	$75,047	$37,666	$130,426	$56,946

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EMERGENCY MEDICAL SERVICES CORPORATION

Reconciliation of Segment Income from Operations to Adjusted EBITDA

(unaudited; in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
AMR
Income from operations	$33,032	$11,041	$57,538	$30,449
Depreciation and amortization expense	13,447	14,246	41,951	41,707
Interest income from restricted assets	705	720	2,069	2,160
Adjusted EBITDA (1)	47,184	26,007	101,558	74,316

EmCare
Income from operations	21,843	22,253	68,617	71,796
Depreciation and amortization expense	3,546	3,563	10,205	10,458
Interest income from restricted assets	918	1,199	3,044	3,134
Adjusted EBITDA (2)	26,307	27,015	81,866	85,388

Total
Income from operations	54,875	33,294	126,155	102,245
Depreciation and amortization expense	16,993	17,809	52,156	52,165
Interest income from restricted assets	1,623	1,919	5,113	5,294
Adjusted EBITDA	$73,491	$53,022	$183,424	$159,704

(1) AMR Adjusted EBITDA includes $2.2 million of restructuring charges for the nine months ended September 30, 2007.

(2) EmCare Adjusted EBITDA includes the net impact of approximately $10 million of positive revenue adjustments for the first two quarters of 2007.

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EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$135,682	$28,914
Trade and other accounts receivable, net	552,795	495,348
Other current assets	168,167	146,498
Total current assets	856,644	670,760
Non-current assets:
Property, plant and equipment, net	126,732	143,342
Goodwill and other intangible assets, net	412,160	394,841
Other long-term assets	197,643	270,620
Total assets	$1,593,179	$1,479,563

Liabilities and Equity
Current liabilities	$360,050	$306,891
Long-term debt	474,885	478,166
Insurance reserves and other long-term liabilities	242,547	245,010
Total liabilities	1,077,482	1,030,067
Total equity	515,697	449,496
Total liabilities and equity	$1,593,179	$1,479,563

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EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Consolidated Statements of Cash Flows

(unaudited; in thousands)

	Quarter ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Cash Flows from Operating Activities
Net income	$28,617	$14,670	$63,971	$46,396
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, deferred taxes and other	35,870	25,062	91,728	80,268
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable	(40,747)	(7,073)	(54,499)	(71,007)
Insurance accruals	1,807	11	(5,333)	15
Other assets and liabilities	49,500	4,996	34,559	1,274
Net cash provided by operating activities	75,047	37,666	130,426	56,946

Cash Flows from Investing Activities
Purchases of property, plant and equipment, net	(11,447)	(8,818)	(21,407)	(31,270)
Acquisition of businesses, net of cash received	(8,368)	(75,171)	(28,325)	(75,648)
Net change in insurance collateral	1,127	(4,267)	15,983	(7,300)
Other investing activities	764	361	3,392	3,076
Net cash used in investing activities	(17,924)	(87,895)	(30,357)	(111,142)

Cash Flows from Financing Activities
EMSC issuance of class A common stock	1,875	133	1,920	382
Borrowings under revolving credit facility	—	70,300	14,000	70,300
Repayments of capital lease obligations and other debt	(1,285)	(32,424)	(18,006)	(35,815)
Increase in bank overdrafts	4,950	5,130	8,785	2,387
Net cash provided by financing activities	5,540	43,139	6,699	37,254

Change in cash and cash equivalents	62,663	(7,090)	106,768	(16,942)
Cash and cash equivalents, beginning of period	73,019	29,832	28,914	39,336
Cash and cash equivalents, end of period	$135,682	$22,742	$135,682	$22,394

Non-cash Activities
Capital lease obligations incurred	$—	$—	$682	$8,038

Free Cash Flow	$65,491	$24,942	$128,394	$21,452

Reconciliation of free cash flow to net cash provided by operating activities
Free cash flow	$65,491	$24,942	$128,394	$21,452
Purchase of property, plant and equipment, net	11,447	8,818	21,407	31,270
Net change in insurance collateral	(1,127)	4,267	(15,983)	7,300
Other investing activities	(764)	(361)	(3,392)	(3,076)
Net cash provided by operating activities	$75,047	$37,666	$130,426	$56,946

END